EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE — July 26, 2006 (4:00 p.m. Central Time)
CAPITAL BANCORP, INC.
1820 WEST END AVENUE
NASHVILLE, TENNESSEE 37203
Contact: Sally P. Kimble, Executive Vice President and Chief Financial Officer (615.565.8645)
CAPITAL BANCORP, INC., NASHVILLE, TENNESSEE,
ANNOUNCES SECOND QUARTER 2006 EARNINGS INCREASE
Nashville, Tennessee, July 26, 2006 — Capital Bancorp, Inc. today issued the following statement:
Capital Bancorp, Inc. reported consolidated earnings and financial highlights for the quarter and six months ended June 30, 2006. Capital Bancorp, Inc. is the parent company of Capital Bank & Trust Company. These results included:
Net income for the six months ended June 30, 2006, was $2,001,000, or $0.57 basic earnings per common share ($0.55 diluted earnings per common share), up 22.2% from $1,638,000, or $0.47 basic earnings per common share ($0.45 diluted earnings per common share), for the same period of 2005. Net income for the second quarter of 2006 was $1,020,000, or $0.29 basic earnings per common share ($0.28 diluted earnings per common share), up 23.3% from $827,000, or $0.24 basic earnings per common share ($0.23 diluted earnings per common share), for the same period in 2005. The earnings increase is primarily attributable to increased interest income due to increased loan volume during the period.
The Company continues to see growth in loans and deposits at its subsidiary, Capital Bank & Trust. Total assets have increased $39.8 million, or 8.4%, from $473.9 million at December 31, 2005, to $513.7 million at June 30, 2006. Loans, net of allowance for possible loan losses and unearned interest and fees, increased $35 million, or about 9.1%, during the six months of 2006, ending the period at $420.1 million. Total deposits increased $39.4 million, or 10.4%, to $418.1 million during the same period.
In commenting on the Company’s first quarter performance, R. Rick Hart, Chairman, President and CEO, said: “Our results for the first six months of 2006 have been outstanding. We have continued to experience strong loan and deposit growth in a highly competitive environment. We have been blessed to pull together a talented group of dedicated professionals committed to the continued development of Capital Bancorp as a solid financial services company.”
Included with this press release is a copy of the Company’s unaudited balance sheet and income statement for the periods indicated. This unaudited information should be read in conjunction with the notes to the consolidated financial statements presented in the Company’s December 31, 2005 Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 31, 2006.
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank’s ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company’s ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company’s reports to the Securities and Exchange Commission and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course of business. The Company undertakes no obligation to correct or update this information.
Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its subsidiary Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. Capital Bank & Trust Company also operates a loan production office in Brentwood, Tennessee. For additional information about the Company and the Bank, please visit the Bank’s website at www.capitalbk.com.

CAPITAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and December 31, 2005
(Unaudited)

	June 30,	December 31,
(In Thousands, except share amounts)	2006	2005
Assets:
Cash and due from banks, including reserve requirements of $1,041 and $883 respectively	$9,698	11,022
Federal funds sold	2,425	25

Cash and cash equivalents	12,123	11,047
Securities available-for-sale	59,043	57,040
Loans, net	420,103	385,098
Premises and equipment, net	5,216	5,200
Accrued interest receivable	2,263	2,142
Bank owned life insurance	7,847	4,773
Other assets	7,086	8,594

Total assets	$513,681	473,894

Liabilities and Stockholders’ Equity:
Deposits:
Demand	$40,515	41,004
Interest bearing demand	15,861	11,406
Savings (includes Money Market Deposit Accounts)	107,661	121,672
Time	111,034	96,950
Time, over $100,000	142,985	107,638

Total deposits	418,056	378,670
Federal Home Loan Bank advances	45,197	46,861
Junior subordinated debentures	12,372	12,372
Other liabilities	7,522	7,379

	65,091	66,612

Total liabilities	483,147	445,282

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized; 3,532,965 and 3,482,495 shares issued and outstanding	14,792	14,347
Retained earnings	16,955	14,954
Accumulated other comprehensive income	(1,213)	(689)

Total stockholders’ equity	30,534	28,612

Total liabilities and stockholders’ equity	$513,681	473,894

CAPITAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Unaudited)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In Thousands)	2006	2005	2006	2005
Interest income:
Interest and fees on loans	$8,494	5,742	$16,171	10,707
Interest on investment securities:
U.S. Government agencies	242	171	428	349
State, county and municipal	109	81	210	155
Mortgage backed securities	275	324	561	646
Other interest	66	60	132	98

Total interest income	9,186	6,378	17,502	11,955
Interest expense:
Interest on deposits:
Demand	26	22	51	34
Savings	917	496	1,777	860
Time	2,631	1,435	4,856	2,617
Interest on FHLB and other borrowings	856	653	1,624	1,190

Total interest expense	4,430	2,606	8,308	4,701

Net interest income	4,756	3,772	9,194	7,254
Provision for loan losses	414	441	842	780

Net interest income after provision for loan losses	4,342	3,331	8,352	6,474
Other income:
Service charges on deposit accounts	319	271	641	534
Mortgage origination fees	129	215	316	326
Miscellaneous	122	95	241	188

Total other income	570	581	1,198	1,048
Other expenses
Salaries and employee benefits	2,093	1,563	3,993	3,011
Occupancy	294	237	564	435
Other operating	882	840	1,837	1,556

Total other expenses	3,269	2,640	6,394	5,002
Earnings before income taxes	1,643	1,272	3,156	2,520
Income taxes	623	445	1,155	882

Net earnings	$1,020	827	$2,001	1,638

Basic earnings per share	$0.29	0.24	$0.57	0.47

Diluted earnings per share	$0.28	0.23	$0.55	0.45